Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Graham Holdings Company has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class B Common Stock.
The general terms and provisions of our Class B Common Stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated By-Laws (the “By-Laws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read the Charter and By-Laws and the applicable provisions of the laws of the State of Delaware for additional information.
General
Our authorized capital consists of 977,000 shares of preferred stock, $1.00 par value, 7,000,000 shares of Class A Common Stock, $1.00 par value and 40,000,000 shares of Class B Common Stock, $1.00 par value. There are no shares of preferred stock currently outstanding. The preferred stock is issuable in such series as may be designated by our board of directors. In creating any such series, our board of directors has the authority to fix the dividend rights, dividend rates, voting rights, conversion rights (if any), the redemption provisions, liquidation preferences and other rights and restrictions of such series.
Common Stock
General. Our Class B Common Stock has limited voting rights, including the right to elect 30% of our board of directors. The Class A Common Stock has full voting rights and is entitled to elect the balance of our board of directors. The Graham family has the power to vote a majority of the Class A Common Stock. As a result, control of the Company has been and is expected to remain with members of the Graham family.
Voting Rights. The Class B Common Stock has the right as a class to elect 30% of our board of directors, and accordingly presently elects three directors.
The holders of Class B Common Stock are entitled to vote with the holders of Class A Common Stock (each voting as a separate class) upon (i) the reservation in the future of any additional shares of stock for issuance pursuant to options granted or to be granted to officers, directors or key employees and (ii) the acquisition of the stock or assets of another company if, in the case of either (i) or (ii), any national stock exchange on which the Class B Common Stock is listed requires such a vote as a condition to the listing of the additional shares to be issued in the transaction and, in the case of (ii), either: (a) a director, officer or holder of 10% of any class of voting stock of the Company has an interest in the company or assets to be acquired or in the consideration to be paid in the transaction; (b) the transaction would presently or potentially increase the aggregate outstanding shares of the Class A Common Stock and Class B Common Stock by 20% or more; or (c) the aggregate market value of the stock issuable or potentially issuable and of any other consideration to be paid is 20% or more of the market value of the outstanding Class A Common Stock and Class B Common Stock.
Except as stated above and as otherwise expressly provided by the laws of the State of Delaware, all voting power is vested in the holders of the Class A Common Stock. The board of directors could authorize the issuance of shares of preferred stock with voting power, but so long as any Class A Common Stock shall be outstanding the holders of the Class A Common Stock shall always have the absolute right under all conditions and circumstances to elect a majority of the directors, and any voting powers granted to shares of preferred stock on any matter other than the election of directors will be limited (except as required by statute) to the right to vote pari passu with the holders of Class B Common Stock on matters upon which the holders of Class B Common Stock are entitled to vote.
Conversion. Shares of Class A Common Stock are convertible into an equal number of shares of Class B Common Stock in whole or in part, at any time and from time to time, at the option of the individual holders thereof; they are also subject to mandatory conversion into an equal number of shares of Class B Common Stock in whole or in part, at any time and from time to time, at the option of the holder or holders of a majority of the shares of Class A Common Stock. If all the outstanding shares of Class A Common Stock were converted into Class B Common Stock, the holders of the Class B Common Stock would have general voting power in the election of all members of the board of directors and in all other matters upon which shareholders of the Company are entitled to vote. However, it is not anticipated that the holders of Class A Common Stock will ever elect to convert all of their shares of Class A Common Stock into Class B Common Stock.
Dividends. Each share of Class A Common Stock and Class B Common Stock is entitled to share pro rata in any dividends when declared and paid, subject to any prior rights of any preferred stock then outstanding. Any dividend payable in shares of Class A Common Stock to holders of such class and payable in the same proportion in shares of Class B Common Stock to holders of such class shall be deemed to be shared pro rata.
Restrictions Concerning Ownership. To enable the Company to comply with the provisions of the Federal Communications Act prohibiting alien control of broadcasting licenses, the terms of the Charter and the By-Laws: (a) provide that not more than one-fifth of the shares of voting stock of any class outstanding shall at any time be owned of record, or voted, by or for the account of aliens (as defined in the By-Laws); and (b) provide that the Company shall not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens, or of which more than one-fourth of the stock is owned of record, or voted, by aliens. If the stock records of the Company shall at any time disclose one-fifth alien ownership, (1) no transfers of shares represented by domestic share certificates shall be made to aliens and (2) if it shall thereafter be found that any such shares are in fact held by, or for the account of, an alien, such shares shall not be entitled to vote, to receive dividends, or to have any other rights, except that the holder thereof shall have the right to transfer such shares to a United States citizen. Pursuant to the By-laws, shares of its Class B Common Stock issued or transferred to an alien are represented by “foreign share certificates” and all other shares are represented by “domestic share certificates”.
In addition, regulations of the Federal Communications Commission (the “FCC”) governing multiple ownership apply with regard to persons who directly or indirectly hold the right to vote 5% or more of a licensee’s stock (or 20% or more in the case of insurance companies, investment companies and bank trust departments which do not exercise control over the management or policies of a licensee; for this purpose, holdings by such investors under common management are aggregated). The FCC’s “multiple ownership” rules restrict the number of broadcast stations (a) in a given market (for radio or television), and (b) nationally (for television), in which a single person or corporation may have either such a voting interest or an interest as an officer or director. The multiple ownership rules also restrict the common ownership in a given market of a broadcast station, on the one hand, and a cable television system or newspaper on the other hand. Individuals and institutional investors who have such interest, direct or indirect, in another broadcast station, daily newspaper or cable television system should not acquire an interest in the Company’s Class B Common Stock that would create a multiple ownership prohibited by the FCC’s rules.
Other Provisions. In the event of liquidation, dissolution or winding-up of the affairs of the Company, the holders of any preferred stock then outstanding will be entitled to be paid their liquidation preferences and accumulated dividends in full before any distribution may be made to the holders of Class A Common Stock and of Class B Common Stock, who are then entitled to share pro rata in any such distribution. The outstanding shares of the Class B Common Stock are fully paid and non-assessable. There are no preemptive rights to subscribe for or to purchase any additional stock or other securities issued by the Company. The holder or holders of a majority of the outstanding shares of Class A Common Stock must consent to any issue of additional Class A Common Stock.